EXHIBIT 10.2

AMENDMENT No. 2, dated as of August 21, 2007 (“Amendment”), executed in connection with the Credit Agreement, dated as of November 23, 2005, and entered into by and among MTM Technologies, Inc., a New York corporation ("MTM"), MTM Technologies (California), Inc., a Delaware corporation ("MTM-CA"), MTM Technologies (Texas), Inc., a Delaware corporation ("MTM-TX"), MTM Technologies (US), Inc., a Delaware corporation ("MTM-US"), MTM Technologies (Massachusetts), LLC, a Delaware limited liability company ("MTM-MA") and Info Systems, Inc., a Delaware corporation ("ISI", MTM, MTM-CA, MTM-TX, MTM-US, MTM-MA and ISI being collectively, the "Borrowers" and each a "Borrower"); Columbia Partners, L.L.C. Investment Management, as Investment Manager; and National Electrical Benefit Fund, as Lender (as amended or modified from time to time, the “Credit Agreement”).  Terms which are capitalized in this Amendment and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

WHEREAS, the Borrowers are replacing the existing Senior Bank Indebtedness with a new loan facility from GE Commercial Distribution Finance Corporation (in its capacity as agent for itself and the various lenders under the GE Financing Agreement, “Senior Agent”) and in connection therewith, have requested that the Investment Manager and the Lender enter into a Subordination Agreement with Senior Agent in substantially the form attached hereto as Exhibit A (the “GE Subordination Agreement”).

WHEREAS, the Investment Manager and the Lender are willing to enter into the GE Subordination Agreement, but only on the condition that the Credit Agreement be amended as set forth in this Amendment.

WHEREAS, the Borrowers are willing to amend the Credit Agreement as set forth in this Amendment in order to induce the Investment Manager and Lender to enter into the GE Subordination Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section One.  Amendment to Credit Agreement.

(a)           Section 1.3(b) of the Credit Agreement is hereby amended by deleting the reference to “November 23, 2009” contained therein and inserting “November 23, 2010” in lieu thereof, thereby modifying the definition of “Maturity Date.”

(b)           Section 1.3(c) of the Credit Agreement is deleted in its entirety, and following is substituted in lieu thereof:

“(c)           Interest.  The outstanding principal amount of the Note shall bear interest at a rate per annum equal to 4.52% for the term between the date of issuance and the final payment in full of the Obligations.  Interest on the outstanding principal amount of the Note equal to the Applicable Current Cash Rate shall be payable in cash in arrears on each Quarterly Interest Payment Date.  As used herein, the term “Applicable Current Cash Rate” shall mean (i) for the period from the Second Amendment Date through the first anniversary of the Second Amendment Date, one percent (1.0%) on an annualized basis, (ii) for the period from the date immediately following the first anniversary of the Second Amendment Date through November 22, 2009, two percent (2.0%) on an annualized basis, and (iii) for the period from November 23, 2009 until payment in full of the Obligations, eight percent (8%) on an annualized basis.  All remaining accrued and unpaid interest shall be payable by Borrower to Investment Manager, for the benefit of Lender, on the Maturity Date, upon a Change of Control, Liquidity Event or Partial Liquidity Event, on the date of any prepayment or at such time such amount becomes due and payable in accordance with the terms hereof.  All computations of interest payable hereunder shall be on the basis of a 360-day year consisting of twelve 30-day months and actual days elapsed in the period of which such interest is payable.”

(c)           Section 1.4 of the Credit Agreement is deleted in its entirety, and following is substituted in lieu thereof:

           “1.4           Payment Premium.  Upon the occurrence of the Maturity Date, an acceleration of the Loan due to an Event of Default, a Change of Control, a Liquidity Event, a Partial Liquidity Event or a voluntary prepayment pursuant to Section 1.8(a), Borrowers shall pay to Investment Manager, for the benefit of Lender, in addition to all other amounts due hereunder, a payment premium (the “Payment Premium”) equal to (i) for the period from the Closing Date through and including July 31, 2007, the amount required to provide the Lender with an IRR during such time period of eleven percent (11%) per annum, except during any period in which an Event of Default shall have occurred and be continuing, in which case the IRR for such period shall be adjusted to thirteen percent (13%) per annum, (ii) for the period from August 1, 2007 through and including the August 21, 2007, the amount required to provide the Lender with an IRR during such time period of thirteen and one-half of one percent (13.5%) per annum, except during any period in which an Event of Default shall have occurred and be continuing, in which case the IRR for such period shall be adjusted to fifteen and one-half of one percent (15.5%) per annum, and (iii) at all times thereafter, until the date on which all Obligations have been paid in full, the amount required to provide the Lender with an IRR during such time period of fifteen percent (15%) per annum, except during any period in which an Event of Default shall have occurred and be continuing, in which case the IRR for such period shall be adjusted to seventeen percent (17%) per annum, all in accordance with the calculation examples set forth on Exhibit 1.4 (after giving effect to the modification in the rate of the Payment Premium as set forth in clauses (ii) and (iii) above).  Notwithstanding anything to the contrary contained herein, in the event of a voluntary partial prepayment made pursuant to Section 1.8(a) or mandatory partial prepayment made in the event of a Liquidity Event or a Partial Liquidity Event pursuant to Section 1.8(b)(ii), the Payment Premium shall be calculated assuming the payment of all outstanding principal and accrued and unpaid interest, whether or not such amounts are actually paid in connection with the subject prepayment.”

(d)           Section 1.8(b)(ii) of the Credit Agreement is deleted in its entirety, and following is substituted in lieu thereof:

“(ii)         Liquidity Event; Partial Liquidity Event.  Upon the occurrence of a Liquidity Event or Partial Liquidity Event, Borrowers shall immediately pay to the Investment Manager, for the benefit of Lender, in respect of the Loan an amount equal to fifty percent (50%) of the difference of (A) the net proceeds received by MTM (or the applicable Borrower) in the Liquidity Event or Partial Liquidity Event minus (B) Twenty Five Million Dollars ($25,000,0000), but not in excess of all amounts due under the Loan as set forth in this Agreement, including, without limitation, all costs and fees incurred as of the date of payment, all accrued and unpaid interest, the principal outstanding as of the date of such payment, and the applicable Payment Premium. The payments made pursuant to this Section 1.8(b)(ii) shall be applied in accordance with Section 1.9.”

(e)           Section 6.3 of the Credit Agreement is deleted in its entirety, and the following is substituted in lieu thereof:

“6.3 Financial Covenants.  Until termination of this Agreement and the full and final payment and satisfaction of all Obligations, each Borrower agrees:

(a)           Minimum Liquidation Multiple.  Each Borrower covenants that the Liquidation Multiple calculated as of the last day of each fiscal month of Borrower shall be no less than 1.08:1.00.

(b)           Minimum EBITDA.  Each Borrower covenants that as of the last day of each fiscal quarter, for the fiscal quarter then ended, Borrowers’ EBITDA shall not be less than the amounts set forth in the table below:

The Fiscal Quarter Ending On:	Minimum EBITDA
September 30, 2007	$720,000
December 31, 2007	$1,584,000
March 31, 2008	$1,656,000
June 30, 2008	$1,800,000
September 30, 2008	$1,800,000
December 31, 2008	$1,800,000
March 31, 2009	$1,800,000
June 30, 2009	$1,800,000

(c)           Maximum Total Funded Indebtedness to EBITDA.  Each Borrower covenants that (A) the ratio of Total Funded Indebtedness, calculated as of March 31, 2008, to EBITDA, calculated as of March 31, 2008 for the preceding four fiscal quarters then ended, shall be no more than 4.40:1.00, and (B) the ratio of Total Funded Indebtedness, calculated as of the last day of each fiscal quarter ending after March 31, 2008, to EBITDA, calculated as of the last day of each fiscal quarter ending after March 31, 2008, for the preceding four fiscal quarters then ended, shall be no more than 4.40:1.00.

(d)           Excess Cash/Marketable Securities plus Availability.  Each Borrower covenants that on the last day of each calendar month that the sum of (A) the amount of cash or marketable securities permitted by Section 14.1.4 of the GE Financing Agreement, plus (B) the difference between (i) the Borrowing Base (as defined in the GE

Financing Agreement) on such date, minus (ii) the sum of (a) the Swingline Loan (as defined in the GE Financing Agreement), (b) the Floorplan Shortfall (as defined in the GE Financing Agreement), (c) the Letter of Credit Exposure (as defined in the GE Financing Agreement) on such date (except to the extent that a Revolving Loan Advance (as defined in the GE Financing Agreement) will be used immediately to reimburse Letter of Credit Issuer (as defined in the GE Financing Agreement) for unreimbursed draws on a Letter of Credit (as defined in the GE Financing Agreement)), (d) without duplication, the outstanding Aggregate Revolving Loans (as defined in the GE Financing Agreement), (e) the amount of the Other Creditor Indebtedness (as defined in the GE Financing Agreement) (unless an intercreditor agreement in form and substance satisfactory to GE has been executed between GE and the holder of such Other Creditor Indebtedness), and (f) the amount of Bid Bonds (as defined in the GE Financing Agreement), shall be greater than or equal to $1,350,000.”

(f)           Section 7.1(c) of the Credit Agreement is hereby amended by deleting the phrase “(other than Overadvances (as defined in the CIT Financing Agreement) which are cured within three (3) days)” contained therein.

Section Two.  Amendment of Credit Agreement Definitions.  Annex A of the Credit Agreement is amended by (i) deleting the terms Consolidated EBITDA, Consolidated Fixed Charge Coverage Ratio, Consolidated Fixed Charges, Consolidated Senior Leverage, Consulting Charges and Textron, (ii) adding the terms Capital Expenditure Equivalent, Dilution, EBITDA, GE, GE Financing Agreement, Interest Expense, Liquidation Multiple, Net Recovery, Net Income, Partial Liquidity Event, Second Amendment Date and Total Funded Indebtedness and the definitions thereof as set forth below, in the appropriate alphabetical order, and (iii) deleting the definitions of the terms Acquisition Conditions, Capital Expenditure Liquidity Event, Senior Bank Indebtedness, Senior Indebtedness, Subordination Agreement and Warrant, and substituting the following in lieu thereof:

“Acquisition Conditions” shall mean, with respect to any Permitted Acquisition, that (i) Borrowers shall have given Investment Manager not less than twenty (20) days prior written notice of the intention of the applicable acquiring Borrower, or an entity organized by the applicable acquiring Borrower for the purpose of making such Permitted Acquisition (each a “Buyer”) to consummate such Permitted Acquisition, which notice shall include, in reasonable detail (x) a description of such Permitted Acquisition, (y) a statement of the Buyer’s expected sources and uses of cash pertaining to such Permitted Acquisition, which sources and uses shall be reasonably satisfactory to Investment Manager, and (z) a calculation, certified by Buyer’s chief executive officer or chief financial officer, showing that on a pro forma basis, after giving effect to such Permitted Acquisition, the Borrowers and their Subsidiaries on a consolidated basis shall be in compliance with Section 6.3 (it being understood that no such chief executive officer or chief financial officer shall have any personal liability to Investment Manager or Lender hereunder with respect to any such certificates if such officer believes in good faith that the information set forth therein is accurate), (ii) if the sources of cash reflected in the statement described in clause (y) above include the proceeds of (A) Indebtedness (other than the Loan or Senior Indebtedness), such Indebtedness shall be unsecured and Borrowers shall have used commercially reasonable efforts to cause the holders of such Indebtedness to execute and deliver a subordination agreement to and in favor of Investment Manager, in form and substance acceptable to Investment Manager; provided that no such subordination agreement shall be required in connection with the NEXL Acquisition (Indebtedness pursuant to this subsection, “Permitted Acquisition

Indebtedness”), or (B) Senior Indebtedness to GE, then the certification described in clause (z) above shall also include a calculation showing that immediately after giving effect to the borrowing of such Indebtedness, availability under the GE Financing Agreement shall not be less than $2,000,000, (iii) Investment Manager shall have received and reviewed to its satisfaction copies of all of the applicable acquisition documents, (iv) Investment Manager shall have received the results of a UCC, tax and judgment lien search, and pending litigation search, against the Target and (v) the Buyer or the Target, as the case may be, shall have (1) become a Borrower pursuant to a joinder agreement executed and delivered by it, in form and substance satisfactory to Investment Manager and (2) granted to Investment Manager, for the benefit of Lender, as collateral security for all Obligations, and Investment Manager shall have a perfected, a first priority lien (subject to the Senior Indebtedness) on and security interest in all of its personal property and real property (if so requested by Investment Manager).

"Capital Expenditure" means an expenditure for an asset that must be depreciated or amortized under GAAP, or for any asset that under GAAP must be treated as a capital asset. An expenditure for purposes of this definition includes any deferred or seller financed portion of the purchase price of an asset and includes the Capital Expenditure Equivalent of a Capital Lease.  Capital Expenditures do not include any expenditure made with insurance proceeds to the extent used to replace or repair damaged fixed assets and plant equipment.

"Capital Expenditure Equivalent" of a Capital Lease is the amount which would have been the aggregate cost of the property leased if it had been purchased rather than leased.

"Dilution" means the rolling 12-month Dollar amount of dilution expressed as a percentage as determined by GE in its sole discretion as set forth in GE’s most recent field exam.

"EBITDA" means, for any period of calculation, an amount equal to (A) the sum of (i) Net Income, (ii) Interest Expense, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense, (vi) non-cash charges relating to any share-based compensation awards, to the extent such non-cash charges were expensed during such period in accordance with SFAS 123R or are required to be shown as an expense in any financial statements for periods prior to the effective date of SFAS 123R, and (vii) actual cash and non-cash nonrecurring severance and actual cash and non-cash nonrecurring restructuring charges for such period up to $250,000 in the aggregate in a fiscal quarter and up to $750,000 in the aggregate during the term of this Agreement, plus (B), the sum of (i) all nonrecurring losses under GAAP, and (ii) all extraordinary losses not otherwise related to the continuing operations of the Borrowers in such period, minus (C) the sum of (i) all nonrecurring gains under GAAP, and (ii) all extraordinary gains and income not otherwise related to the continuing operations of the Borrowers in such period.

“GE” means GE Commercial Distribution Finance Corporation, as administrative agent for itself and the other lenders under the GE Financing Agreement.

“GE Financing Agreement” means that certain Financing Agreement dated August 21, 2007, by and among GE, the Borrowers and the other parties thereto, as amended, modified, restated or replaced from time to time.

"Interest Expense" means for any period of calculation, all interest, whether paid in cash or accrued as a liability, but without duplication, on Total Indebtedness during such period.

"Liquidation Multiple" means (I) Net Recovery divided by (II) the lesser of (A) the amount of the Aggregate Revolving Loan Commitment (as defined in the GE Financing Agreement) as of the last day of the most recently completed fiscal month and (B) the Borrowing Base (as defined in the GE Financing Agreement) as shown in the Borrowing Base Certificate provided to GE closest to (but not after) the end of the most recently completed fiscal month.

“Liquidity Event” means the issuance after the Closing Date by any Borrower of indebtedness for borrowed money or the sale by any Borrower of equity securities in a public offering or in a private sale to a Person that is not a Borrower for cash in which (A) such Borrower receives aggregate net proceeds in excess of Twenty-Five Million Dollars ($25,000,000) and (B) such excess shall be sufficient to pay the Payment Premium in full; provided none of the following events shall constitute a Liquidity Event: (i) the issuance of equity securities in connection with MTM’s Series A Preferred Stock (including upon conversion of  such stock, the payment of “in kind” dividends, the issuance of shares upon the exercise of warrants or the operation of anti-dilution provisions), (ii) the issuance, vesting or exercise of board, employee, management and consultant equity incentives, (iii) the incurrence by Borrowers of Senior Indebtedness, the Obligations, or short term inventory, receivables or vendor financing and the issuance and sale of the Warrant, (iv) the issuance of acquisition consideration and related earn-outs, notes and similar payments, (v) the issuance of securities upon the exercise of the Warrant or any warrant issued by MTM on or prior to the Closing Date or (vi) the issuance and sale of Series A-5 Preferred Stock and warrants by MTM in the Series A-5 Financing.”

"Net Recovery" means a Dollar amount equal to:  (I) (A) 100% of the face amount of all Accounts (as defined in the GE Financing Agreement) of Borrowers minus the bad debt reserve, as set forth in the Financial Statements for the most recently ended fiscal month, multiplied by (B) 100% minus (i) Dilution multiplied by 2 plus (ii) 5% of the amount determined in clause (I)(B)(i), plus (II) the Floorplan Inventory Value (as defined in the GE Financing Agreement) as calculated by GE, as of the last day of the most recently completed fiscal month, plus (III) 50% multiplied by total aggregate wholesale invoice price of all of Borrowers’ Inventory that is not financed under the Floorplan Loan Facility (as defined in the GE Financing Agreement) and the Interim Floorplan Loan Facility (as defined in the GE Financing Agreement), as shown in the Financial Statements for the most recently completed fiscal month, and minus (IV) $1,000,000.

"Net Income" means, for any period of calculation, "net income" as determined in accordance with GAAP.

“Partial Liquidity Event” means the issuance after the Closing Date by any Borrower of indebtedness for borrowed money or the sale by any Borrower of equity securities in a public offering or in a private sale to a Person that is not a Borrower for cash in which (A) such Borrower receives aggregate net proceeds in excess of Twenty-Five Million Dollars ($25,000,000) and (B) such excess shall not be sufficient to pay the Payment Premium in full; provided none of the following events shall constitute a Liquidity Event: (i) the issuance of equity securities in connection with MTM’s Series A Preferred Stock (including upon conversion of  such stock, the payment of “in kind” dividends, the issuance of shares upon the exercise of warrants or the operation of anti-dilution provisions), (ii) the issuance, vesting or exercise of board, employee, management and consultant equity incentives, (iii) the incurrence by Borrowers of Senior Indebtedness, the Obligations, or short term inventory, receivables or vendor financing and the issuance and sale of the Warrant, (iv) the issuance of acquisition consideration and related earn-outs, notes and similar payments, (v) the issuance of securities upon the exercise of the Warrant or any warrant issued by MTM on or prior to the Closing Date or (vi) the issuance and sale of Series A-5 Preferred Stock and warrants by MTM in the Series A-5 Financing.”

“Second Amendment Date” shall mean August 21, 2007.

“Senior Bank Indebtedness” means, collectively, Indebtedness described in clause (i) of the definition of Senior Indebtedness, and any renewals, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of such Indebtedness does not at any time exceed $37,000,000.

“Senior Indebtedness” means, collectively, (i) Indebtedness to GE and the other lenders named in the GE Financing Agreement, (ii) Indebtedness to Ingram and any other vendor to any Borrower, in the case of (i) and (ii), which is secured on a basis that is senior to the lien and security interest of Lender, and (iii) any renewals, refinancings or replacements of the Indebtedness described in (i) above so long as the aggregate principal amount of Senior Indebtedness does not at any time exceed $37,000,000.

“Subordination Agreement” means that certain Subordination Agreement dated as of the Second Amendment Date, executed by Investment Manager in favor of GE, as administrative agent for certain lenders, as the same may be amended, modified, supplemented or restated from time to time, or any other subordination or intercreditor agreement entered into between Investment Manager and any holder of Senior Bank Indebtedness in replacement thereof.

"Total Funded Indebtedness" means the sum of the following, without duplication (i) outstanding principal and interest of the Senior Bank Indebtedness (including any fees paid to GE or any Senior Lender in connection with the execution and delivery of the GE Financing Agreement) excluding the principal outstanding under the Aggregate Floorplan Loan Facility (as defined in the GE Financing Agreement) and, without duplication, the Interim Floorplan Loan Facility (as defined in the GE Financing Agreement) and unfunded Approvals (as defined in the GE Financing Agreement), (ii) the face amount of any letters of credit issued on the account of any Borrower, (iii) the aggregate outstanding principal balance of all other Indebtedness for borrowed money, including, without limitation, the Capital Expenditure Equivalent, and (iv) the maximum amount payable under any guaranty executed by a Borrower, but, excluding, the Obligations and any Subordinated Debt if a Subordination Agreement is in effect.

“Warrant” has the meaning ascribed to it in Section 1.2 and from and after the Second Amendment Date, all references to “Warrant” herein shall also includes the Warrant to Purchase Stock issued by MTM to Lender on the Second Amendment Date.

Section Three.  Release of Claims.  To induce the Investment Manager and the Lender to enter into this Amendment, each of the Borrowers hereby agrees as follows:

(a)           each Borrower hereby represents and warrants that there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys'

fees) of any kind, character or nature whatsoever, fixed or contingent, which such Borrower may have or claims to have against Investment Manager or Lender, which may arise out of or be connected with any act of commission or omission of Investment Manager or Lender, existing or occurring on or prior to the date of this Amendment.

(b)           each Borrower hereby releases, waives and forever discharges and relieves Investment Manager and Lender and all their respective parents, subsidiaries and affiliates and the officers, directors, agents, attorneys and employees of each of the foregoing (hereinafter “Releasees”) from any and all claims, liabilities, demands, actions, suits, covenants, losses, costs, offsets and defenses of any nature and kind whatsoever, whether at law or equity of otherwise, whether known or unknown, which such Borrower ever had, now has, or have been caused by any act of commission or omission of Investment Manager or Lender, existing or occurring on or prior to the date of this Agreement, against or related to the Releasees.

Section Four.  Representations and Warranties.  To induce the Investment Manager and the Lender to enter into this Amendment, each of the Borrowers hereby warrants and represents to the Investment Manager and the Lenders as follows:

(a)     all of the representations and warranties contained in the Credit Agreement and each other Loan Document to which such Borrower is a party continue to be true and correct in all material respects as of the date hereof, as if repeated as of the date hereof, and (ii) to the extent of changes resulting from transactions expressly permitted by the Credit Agreement, this Amendment or any of the other Loan Documents, or to the extent that such representations and warranties are expressly made only as of an earlier date;

(b)     the execution, delivery and performance of this Amendment by such Borrower is within its corporate powers, has been duly authorized by all necessary corporate action, and such Borrower has received all necessary consents and approvals, if any are required, for the execution and delivery of this Amendment;

(c)     upon the execution of this Amendment, this Amendment shall constitute the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity; and

(d)     neither the execution and delivery of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any law or regulation applicable to any Borrower, (ii) cause a violation by any Borrower of any order or decree of any court or government instrumentality applicable to it, (iii) conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or material instrument to which any Borrower is a party or by which it may be bound, (iv) result in the creation or imposition of any lien, charge, or encumbrance upon any of the property of any Borrower, except in favor of the Investment Manager and the Lender, to secure the Obligations, (v) violate any provision of the Certificate of Incorporation, By-Laws or any capital stock provisions of any Borrower, or (vi) be reasonably likely to have a Material Adverse Effect.

Section Five.  General Provisions.

(a)           Except as herein expressly amended, the Credit Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

(b)           To induce the Investment Manager and the Lender to enter into this Amendment, the Borrowers, jointly and severally, represent and warrant to the Investment Manager and the Lender that no Event of Default has occurred.

(c)           This Amendment embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supercedes all prior agreements, commitments, arrangements, negotiations or understandings, whether written or oral, of the parties with respect thereto.

(d)           This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law principles thereof.

(e)           The effectiveness of this Amendment is conditioned on receipt by Investment Manager of each of the following:  (i) this Amendment, a Warrant to Purchase Stock in the form attached hereto as Exhibit B, each duly executed by the Borrowers party thereto, (ii) payment of a one-time modification fee in the amount of $250,000, which fee shall be fully earned when paid and shall be in addition to, and not in lieu of, any other fees payable under the Credit Agreement or any of the  other Loan Documents, (iii) payment of all fees and expenses  which are due and payable pursuant to Section 1.6 of the Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties to this Amendment have signed below to indicate their agreement with the foregoing and their intent to be bound thereby.

MTM TECHNOLOGIES, INC., for itself and as Borrowing Agent, and as successor by merger with each of MTM Technologies (California), Inc., and MTM Technologies (Texas), Inc.

By:	/s/
Name: Title:	J.W. Braukman III Senior Vice President and Chief Financial Officer

MTM TECHNOLOGIES (US), INC.

By:	/s/
Name: Title:	J.W. Braukman III Senior Vice President and Chief Financial Officer

INFO SYSTEMS, INC.

By:	/s/
Name: Title:	J.W. Braukman III Senior Vice President and Chief Financial Officer

MTM TECHNOLOGIES (MASSACHUSETTS), LLC

By:	/s/
Name: Title:	J.W. Braukman III Senior Vice President and Chief Financial Officer

COLUMBIA PARTNERS, L.L.C. INVESTMENT MANAGEMENT, as Investment Manager

By:	/s/
Name: Title:

NATIONAL ELECTRICAL BENEFIT FUND, as Lender By: Columbia Partners, L.L.C. Investment Management, its Authorized Signatory

By:	/s/
Name: Title: